Exhibit 16.1
June 23, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:           FortuNet, Inc.

We have read the statements that we understand FortuNet, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely,

\s\Schechter Dokken Kanter
     Andrews & Selcer, Ltd